Exhibit 99.1

ISILON SYSTEMS ANNOUNCES FINAL SETTLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION

SEATTLE — September 14, 2009 — Isilon® Systems (Nasdaq: ISLN), today announced that the United States Securities and Exchange Commission (SEC) has authorized the final settlement with Isilon of the SEC’s previously disclosed investigation of Isilon’s restatement of the fourth quarter of and fiscal 2006 and the first two quarters of fiscal 2007. Without admitting or denying the allegations in the SEC’s complaint, Isilon consented to a permanent injunction against any future violations of certain provisions of the federal securities laws and related regulations concerning the filing of periodic reports and the maintenance of accurate books and records and adequate internal controls. No monetary penalties were assessed against Isilon as part of the settlement.

This settlement concludes the SEC’s formal investigation of Isilon in connection with its prior financial restatement. In settling this matter, the SEC acknowledged the company’s cooperation. The Company is pleased to conclude this matter.

About Isilon Systems

Isilon Systems (Nasdaq: ISLN) is the proven leader in scale-out NAS. Isilon’s clustered storage and data management solutions drive unique business value for customers by maximizing the performance of their mission-critical applications, workflows, and processes. Isilon enables enterprises and research organizations worldwide to manage large and rapidly growing amounts of file-based data in a highly scalable, easy-to-manage, and cost-effective way. Information about Isilon can be found at http://www.isilon.com.

For More Information, Press Only:

Chris Blessington, Senior Director of Marketing and Communications, Isilon Systems

+1-206-777-7836, chris.blessington@isilon.com

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